Exhibit 10.11

SUBLEASE

This Sublease (the “Sublease”) is made as of September 8, 2006 by and between Archemix Corp., a Delaware corporation, having an address of 300 Third Street, Cambridge,  Massachusetts 02142 (“Sublandlord”) and Momenta Pharmaceuticals, Inc., a Delaware corporation, having an address of 675 West Kendall Street, Cambridge, MA 02142 (“Subtenant”).

W I T N E S S E T H:

A.            Three Hundred Third Street L.L.C., predecessor-in-interest to ARE-MA Region No. 28, LLC, a Delaware limited liability company (“Landlord”), as landlord, and Sublandlord, as tenant, entered into a Lease dated April 11, 2005, as amended by (i) that First Amendment to Lease dated July 9, 2006, between Sublandlord and Landlord (collectively, the “Overlease”), pursuant to which Sublandlord leases approximately 67,451 rentable square feet of space (the “Premises”) located on the first, second and P-1 and P-2 levels of the building known as 300 Third Street, Cambridge, Massachusetts (the “Building”).  A partially redacted copy of the Overlease is attached hereto and incorporated herein as “Exhibit A”;

B.            Subtenant desires to sublease from Sublandlord and Sublandlord desires to sublease to Subtenant, a portion of the Premises as identified on “Exhibit B” attached hereto and incorporated herein (hereinafter referred to as the “Subleased Premises”), which Subleased Premises shall consist of approximately 22,364 rentable square feet located on a portion of the second floor of the Building as set forth on attached “Exhibit B”.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.  DEMISE OF SUBLEASED PREMISES.  Sublandlord hereby demises and subleases to Subtenant, and Subtenant hereby hires and takes from Sublandlord, the Subleased Premises for the term and upon the conditions hereinafter set forth, in “AS IS, WHERE IS” condition, subject to the completion of Sublandlord’s Work (as hereinafter defined), together with the right to use, on a non-exclusive basis, the lavatories, hallways, lobbies and other common elements of the Building and/or the Premises appurtenant to the Subleased Premises.   If Subtenant desires additional premises for purposes of solvent storage or waste neutralization (“Storage Space”), Subtenant shall notify Sublandlord in writing thereof and Sublandlord shall cooperate with Subtenant and use commercially reasonable efforts to lease from Landlord such Storage Space desired by Subtenant and to thereupon sublease same to Subtenant.  Subtenant shall be responsible for all Fixed Rent and Additional Rent charged by Landlord applicable to any

Storage Space.  Notwithstanding the foregoing, the securing of such Storage Space by Sublandlord shall not be a condition to the effectiveness of this Sublease.   If Subtenant does not elect to lease any Storage Space, then Sublandlord shall cooperate with Subtenant to share a portion of Sublandlord’s waste neutralization and solvent storage areas located within Sublandlord’s Premises to accommodate Subtenant’s reasonable requirements, subject to Sublandlord’s reasonable requirements for Sublandlord’s operations.  Subtenant agrees to pay its proportionate share of the costs thereof.

2.  TERM.              (a)  Initial Term.  The initial term of this Sublease (the “Term”) shall commence on the later to occur of (i) the date of this Sublease, (ii) the date on which Landlord’s written consent to this Sublease is obtained and delivered to Subtenant, and (iii) the date on which Sublandlord delivers possession of the Subleased Premises to Subtenant (the “Commencement Date”).  Notwithstanding the foregoing, in the event such Landlord’s consent to this Sublease is not obtained in accordance with Section 15 herein and possession of the Subleased Premises delivered to Subtenant on or before the date which is sixty (60) days following the date of Sublandlord’s execution of this Sublease, then either party shall have the right to cancel this Sublease on fifteen (15) days written notice to the other (the “Cancellation Notice”) and with the giving of such notice, this Sublease shall be deemed canceled and no further force or effect and neither party shall have any liability or obligation to the other in respect thereof. Notwithstanding the foregoing, if within fifteen (15) days after the giving of the Cancellation Notice, Landlord’s consent is received and possession of the Subleased Premises delivered to Subtenant, then the Cancellation Notice shall be deemed null and void and this Sublease shall continue in full force and effect.  The Term shall of this Sublease shall end on April 30, 2011 (the “Expiration Date”), as it may be extended hereunder, or shall end on such earlier date upon which such term may expire or be terminated pursuant to the provisions hereof or pursuant to law.  The Term and any extension thereof in accordance with the provisions of this Sublease is referred to as the “Term”.

(b)           Extended Term.  Provided that, at the time Subtenant elects to exercise the option herein granted, (i) this Sublease is in full force and effect, (ii) Subtenant is not in default beyond any applicable notice and grace periods hereunder, and (iii) Subtenant or an Affiliated Transferee (as defined in Section 16.B of the Overlease) is occupying all of the Subleased Premises, Subtenant shall have the option, upon written notice to Sublandlord (“Subtenant’s Extension Notice”) given not less than six (6) months prior to the expiration of the Expiration Date, to extend the Term of this Sublease for an additional four (4) year period (the “Extended Term”) expiring on April 30, 2015, subject to Sublandlord’s Termination Option and Subtenant’s Termination Option (as such terms are hereinafter defined).  The Extended Term shall commence immediately following the end of the initial Term hereof.  All terms and conditions applicable during the initial Term shall apply during the Extended Term including without limitation the obligation of Subtenant to pay Fixed Rent and its Pro Rata Share of Operating Expenses and Taxes except that (x) Subtenant shall have no further right to extend this Sublease beyond the Extended Term hereinabove provided, (y) there shall be no tenant improvement allowance, and (z) such Extended Term shall be subject to the parties’ Termination Options.

(c)           Sublandlord’s Termination Option.  From and after the earlier to occur of (i) the date of Subtenant’s Extension Notice, if any, and (ii) October 1, 2010 and continuing through the Term as such Term may be extended, Sublandlord shall have the right to terminate this Sublease (“Sublandlord’s Termination Option”) as follows:

(i) where Subtenant has delivered to Sublandlord Subtenant’s Extension Notice as hereinabove provided, upon delivery of written notice to Subtenant within thirty (30) days following the date of Sublandlord’s receipt of Subtenant’s Extension Notice, which termination shall be effective upon the Expiration Date hereof; or

(ii) where Subtenant has delivered to Sublandlord Subtenant’s Extension Notice as hereinabove provided, and Sublandlord has failed to deliver written notice to Subtenant within such thirty (30) day period as provided in subsection (i) above, upon delivery of written notice to Subtenant, which termination shall be effective on a date specified in Sublandlord’s notice which shall be not less than nine (9) months following the date of such notice (“Sublandlord’s Early Termination Date”).

If Sublandlord exercises Sublandlord’s Termination Option under subsection (i) above, then (i) all rent payable under this Sublease shall be paid and apportioned as of the Expiration Date; (ii) neither party shall have any rights, estates, liabilities, or obligations under this Sublease for the period accruing after Expiration Date, except those which are incurred, have accrued or relate to the period prior to Expiration Date, and (iii) Subtenant shall surrender and vacate the entire Subleased Premises and deliver possession thereof to Sublandlord on or before the Expiration Date in the condition required under both this Sublease and the Overlease.

If Sublandlord exercises Sublandlord’s Termination Option under subsection (ii) above, then (i) all rent payable under this Sublease shall be paid and apportioned as of the Sublandlord’s Early Termination Date;  (ii) neither party shall have any rights, estates, liabilities, or obligations under this Sublease for the period accruing after Sublandlord’s Early Termination Date, except those which are incurred, have accrued or relate to the period prior to Sublandlord’s Early Termination Date, and (iii) Subtenant shall surrender and vacate the entire Subleased Premises and deliver possession thereof to Sublandlord on or before Sublandlord’s Early Termination Date in the condition required under both this Sublease and the Overlease.

(d)           Subtenant’s Termination Option.  Provided that Subtenant is not in default under this Sublease beyond any applicable notice and grace periods on either the date Subtenant exercises Subtenant’s Termination Option (as hereinafter defined) or, or unless waived in writing by Sublandlord, on Subtenant’s Early Termination Date (as hereinafter defined), after the earlier to occur of (i) the date of Subtenant’s Extension Notice, if any, and (ii) October 1, 2010, and continuing through the Term as such Term may be extended, Subtenant shall have the right to terminate this Sublease upon the giving of nine (9) months’ prior written notice to Sublandlord (“Subtenant’s Termination Option”), which termination shall be effective on the date that is nine

(9) months following the date of such written notice to Sublandlord (“Subtenant’s Early Termination Date”). If Subtenant exercises Subtenant’s Termination Option, then (i) all rent payable under this Sublease shall be paid and apportioned as of the Subtenant’s Early Termination Date; (ii) neither party shall have any rights, estates, liabilities, or obligations under this Lease for the period accruing after Subtenant’s Early Termination Date, except those which are incurred, have accrued or relate to the period prior to Subtenant’s Early Termination Date, and (iii) Subtenant shall surrender and vacate the entire Subleased Premises and deliver possession thereof to Sublandlord on or before Subtenant’s Early Termination Date in the condition required under both this Sublease and the Overlease.

(e)           Notwithstanding anything to the contrary contained herein, in no event shall the exercise of Subtenant’s Termination Option or Sublandlord’s Termination Option cause the Sublease Term to terminate prior to April 30, 2011.

3.  SUBORDINATION TO AND INCORPORATION OF THE OVERLEASE.

(a)  This Sublease is in all respects subject and subordinate to the terms and conditions of the Overlease and to the matters to which the Overlease, including any amendments thereto, is or shall be subordinate.  Subtenant agrees that Subtenant has reviewed and is familiar with the Overlease and the Sublease, and will not do or suffer or permit anything to be done which would result in a default or breach (whether or not subject to notice or grace periods) on the part of Sublandlord under the Overlease or cause the Overlease to be terminated.  Sublandlord agrees that it will not (i) do or suffer or permit anything to be done which would result in a default or breach under the Overlease or cause the Overlease to be terminated, or (ii) modify or amend the Overlease, or take any other action which results in the modification, surrender or cancellation of Overlease to the extent such modification, surrender or cancellation decreases any of Subtenant’s rights under this Sublease or increases any of Subtenant’s obligations under this Sublease, without the prior written consent of Subtenant.  If, however, the Overlease is terminated prior to its scheduled expiration for any reason whatever, this Sublease shall likewise terminate, without further notice.

(b)  Except as otherwise expressly provided in this Sublease, the terms, covenants, conditions, rights, obligations, remedies and agreements of the Overlease are incorporated into this Sublease by reference and made a part hereof as if fully set forth herein and shall constitute the terms of this Sublease, mutatis, mutandis, Sublandlord being substituted for “Landlord” thereunder, Subtenant being substituted for “Tenant” thereunder and “Subleased Premises” being substituted for “Premises” thereunder, except to the extent that such terms do not relate to the Subleased Premises or are inapplicable to, or specifically inconsistent with the terms of this Sublease, it being understood and agreed that Sublandlord will not be acting as, or assuming any of the responsibilities of, Landlord, and all references in the Overlease to Landlord-provided services or Landlord insurance requirements, and any other references which by their nature relate to the owner or operator of the Building, rather than to a tenant of the Building subleasing space to a subtenant, shall continue to be references to Landlord and not to Sublandlord.  All capitalized terms used and not otherwise defined herein shall have the same meaning as set forth in the Overlease.

(c)  The following provisions of the Overlease shall not be incorporated herein by reference and are expressly excluded from the terms of this Sublease:  any redacted portions of the Overlease, Article 1 (clauses A - N, P, Q & S), Article 2 [Premises, Term and Commencement Date], Article 3 [Rent], Article 5(A) and (B) [Tenant’s Work/Alterations and Additions], Article 12(E) [Signs], the second and third sentences of Article 12(G) [Condition of Premises], Article 16(C) [Recapture], Articles 23(e) and (h) [Security Deposit], 24 [Brokerage Commission], 28(A), (B), (C), (E), (G) and (H) [Additional Rights Reserved By Landlord], 30(C) [Notices], 30(J) [Limitation of Liability], 30(K) [Memorandum of Lease], 30(Z) [Dispute Resolution], 31 [Right of First Refusal], 32 [Right of First Option], 33 [Termination Option], 34 [Generator], Attachment No. 1 to Exhibit B, Exhibit C and attachments thereto [Workletter], Exhibit F [Generator Space], Exhibit E [Rent Commencement Date Confirmation], Exhibit G [Tenant’s List of Hazardous Materials], and Exhibit K [Flammables License Application].

(d)           For the purposes of incorporation herein, the terms of the Overlease are subject to the following additional modifications:

(i)            In all provisions of the Overlease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sublease) requiring the approval or consent of Landlord, Subtenant shall be required to obtain the approval or consent of both Sublandlord (which approval or consent of Sublandlord shall not be unreasonably withheld, conditioned or delayed) and Landlord.

(ii)           In all provisions of the Overlease requiring the tenant to submit, exhibit to, supply or provide Landlord with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same simultaneously to both Landlord and Sublandlord.  In any such instance, Sublandlord shall reasonably determine if such evidence, certificate or other matter or thing shall be satisfactory.

(iii)          Notwithstanding anything to the contrary contained in Article 10 or Article 11 of the Overlease, Sublandlord shall have no obligation to restore or rebuild any portion of the Subleased Premises after any destruction or taking by eminent domain.

(iv)          Sublandlord shall not be deemed to have made any of Landlord’s representations, warranties and indemnities under the Overlease (provided, however, that to the extent permitted under the Overlease, or as otherwise consented to by Landlord, Sublandlord hereby assigns to Subtenant the third party benefits of such representation, warranties and indemnities of Landlord and the right to enforce same, provided, however, that Sublandlord shall also retain the rights to enforce such representations, warranties and indemnities).

(v)           Sublandlord shall not be deemed or construed in any way to indemnify Subtenant for any breach of Landlord under the Overlease or any other actions or omissions of Landlord.

(vi)          Section 30(T) of the Overlease shall be amended by including the following language at the end of the paragraph: “, or to the Securities Exchange Commission or such other entity as required by law.”

4.  RENT.

(a) Beginning on the earlier to occur of (i) March 10, 2007 and (ii) Subtenant’s beneficial use of the Subleased Premises for the conduct of its business, and continuing through the Sublease Term, including any Extended Term (if applicable), Subtenant shall pay to Sublandlord annual fixed rent (the “Fixed Rent”) per annum in the amount of One Million Seventy-Three Thousand Four Hundred Seventy-Two and No/100 Dollars ($1,073,472.00) in advance in equal monthly installments of Eight-Nine Thousand Four Hundred Fifty-Six and No/100 Dollars ($89,456.00), pro-rated on a per diem basis in the case of any partial months during the Term addressed to Sublandlord at the address set forth in this Sublease, Attn:  Chief Financial Officer,  or such other address set forth in a written notice to Subtenant.  Subtenant’s Fixed Rent shall be proportionately adjusted in the event Subtenant leases any Storage Space from Sublandlord.

(b)           Except as otherwise set forth herein, each monthly installment shall be payable on or before the first day of the calendar month for which such payment is made, without notice or demand and without abatement, set-off or deduction.

(c)           In addition to the Fixed Rent and any other sums which Subtenant may be obligated to pay pursuant to any other provision of this Sublease, Subtenant agrees to pay to Sublandlord as “Additional Rent” hereunder as and when such sums are due and payable by Sublandlord under the Overlease, or as otherwise hereinafter provided:

(i)            “Expense Adjustment Amount” in an amount equal to 33.15%, (“Subtenant’s Pro Rata Share”) of the amounts payable by Sublandlord on account of Operating Expenses and Real Estate Taxes pursuant to Article 4(A) of the Overlease, which Subtenant’s Pro Rata Share shall be proportionately adjusted in the event Subtenant leases any Storage Space from Sublandlord;

(ii)           the cost of all utilities consumed by Subtenant in the Subleased Premises, including but not limited to electricity, natural gas and water, sewer, steam, fire protection, telephone and other communication and alarm services (the “Utility Charges”).  Subtenant agrees that Subtenant’s usage of electricity and gas shall be measured by separate sub-meter to be installed by Subtenant, and Subtenant shall pay Subtenant’s Pro Rata Share of all other utilities supplied to the Subleased Premises and not directly billed to Subtenant by the utility provider;

(iii)          the Parking Fee (as hereinafter defined in Section 22 hereof);

(iv)          all Subtenant Surcharges (as hereinafter defined); and

(v)           if pursuant to Section 1 above, Subtenant leases any Storage Space, Subtenant shall pay all Fixed Rent and Additional Rent charged by Landlord in respect of the Storage Space (“Storage Space Charges”).

(d)  As used herein, the term “Subtenant Surcharges” shall mean any and all amounts other than the Expense Adjustment Amount, Utility Charges, Parking Fee and the Storage Space Charges which become due and payable by Sublandlord to Landlord under the Overlease whether as additional rent or for any extra services or otherwise, which would not have become due and payable but for the acts and omissions of Subtenant under this Sublease or which are otherwise attributable to the Subleased Premises, including, but not limited to:  (i) any increases in the Landlord’s fire, rent or other insurance premiums resulting from any act or omission of Subtenant, (ii) any additional rent under the Overlease payable by Sublandlord on account of Subtenant’s use of other extra services above those provided in Article VII of the Overlease, and (iii) any additional rent under the Overlease payable by Sublandlord on account of any other additional service as may be provided to the Subleased Premises.  Notwithstanding the foregoing, Subtenant Surcharges shall not include (i) amounts which relate to the acts or omissions of Sublandlord under the Overlease and not the acts or omissions of Subtenant under this Sublease, (ii) maintenance and repairs with respect to any non-common areas of the Premises (other than the Subleased Premises); or (iii) Fixed Rent pursuant to the Overlease, and, except as expressly provided in this Sublease, items of Additional Rent pursuant to the Overlease.  Subtenant shall pay the Additional Rent set forth in subsections (c) and (d) of this Section 4 within thirty (30) days after the presentation of statements therefor by the Landlord or Sublandlord to Subtenant.

(e)           To the extent any utilities to the Subleased Premises are not separately sub-metered, if Subtenant or any other occupant of the Premises makes use of any utilities during hours other than during Building business hours, or if Subtenant or any other occupant of the Premises adds any machinery, appliances or equipment which materially increases or decreases the aggregate electrical load in the Subleased Premises or other portions of the Premises, as the case may be, the applicable Utility Charges shall be adjusted proportionately to reflect any change in such use.

(f)            Sublandlord shall provide copies of all bills (or relevant portions thereof) received from Landlord affecting or relating to Subtenant’s use of the Subleased Premises to Subtenant promptly upon receipt.  Notwithstanding the foregoing, (i) if the Overlease provides that a payment of additional rent is payable by the Sublandlord to Landlord within a shorter period of time, Subtenant shall pay the additional rent provided for in this Section 4 relating to such payment of additional rent not later than the business day preceding the date that Sublandlord shall be so required to pay, and (ii) if the Overlease provides that a payment of additional rent thereunder is payable by Sublandlord to Landlord, on demand, then Subtenant shall pay any additional rent provided for in this Section 4 relating to such payment of additional rent under the

Overlease, upon the demand of Sublandlord.  Any failure or delay by Sublandlord in billing any sum set forth in this Section 4 shall not constitute a waiver of Subtenant’s obligation to pay the same in accordance with the terms of this Sublease.

(g)  Upon its receipt thereof, Sublandlord shall furnish to Subtenant a copy of each notice or statement from Landlord affecting the Subleased Premises with respect to Subtenant’s obligations hereunder, together with Sublandlord’s calculation (if applicable) of the amount owed by Subtenant hereunder and the basis for such calculation.  If Sublandlord disputes the correctness of any such notice or statement and if such dispute is resolved in Sublandlord’s favor, or if Sublandlord shall receive any refund of rent without a dispute, Sublandlord shall promptly pay to Subtenant Subtenant’s Pro Rata Share of any refund (after deducting from the amount of any such refund an equitable portion of all expenses, including court costs and reasonable attorneys’ fees, incurred by Sublandlord in resolving such dispute) received by Sublandlord in respect (but only to the extent) of any related payments of rent made by Subtenant less any amounts theretofore received by Subtenant directly from Landlord, and relating to such refund; provided, however, that, if Sublandlord is required under the terms of the Overlease to pay such amounts pending the determination of any such dispute (by agreement or otherwise), Subtenant shall pay the full amount of the Fixed Rent, Expense Adjustment Amounts, Utility Charges, the Parking Fee, the Storage Space Charges and Subtenant Surcharges in accordance with this Sublease and the Landlord’s statement or notice.

(h)   Subtenant’s obligation to pay the Fixed Rent, the Expense Adjustment Amount, Utility Charges, the Parking Fee, the Storage Space Charges, Subtenant Surcharges and all other sums payable under this Section 4 or otherwise under this Sublease and Sublandlord’s obligation to pay any amounts due to Subtenant under this Sublease shall survive the termination or earlier expiration of this Sublease until such amounts have been paid in full.

(i)  The Fixed Rent, Expense Adjustment Amount, Utility Charges, the Parking Fee, the Storage Space Charges, Subtenant Surcharges and any other amounts payable pursuant to this Sublease (“Rent”) shall be paid by Subtenant to Sublandlord at the address first set forth above, or at such other place as Sublandlord may hereafter designate from time to time in writing, in lawful money of the United States of America, by, at Sublandlord’s option, a good unendorsed check, subject to collection, as and when the same become due and payable, without demand therefor and without any deduction, set-off or abatement whatsoever.  Any other amounts of additional rents and other charges herein reserved and payable shall be paid by Subtenant in the manner and to the persons set forth in the statement from Sublandlord describing the amounts due.  In the event of nonpayment of any component of Rent reserved hereunder, Sublandlord shall have all the rights and remedies with respect thereto as are herein provided for in case of nonpayment of the Fixed Rent reserved hereunder.

(j)  All past due installments of rent shall bear interest at the Default Rate reserved under the Overlease from the date due until paid.  Additionally, Subtenant shall be responsible for all late charges payable by Sublandlord under Article 3 of the Overlease as a result of any late payment by Subtenant hereunder.

5.             SECURITY DEPOSIT.

(a)           To secure the full and faithful performance by Subtenant of all the terms, provisions, conditions, covenants and obligations (including, without limitation, the payment of rent) on Subtenant’s part to be performed hereunder, on or before the Commencement Date hereof, Subtenant shall deliver to Sublandlord a security deposit (“Security Deposit”) in the amount of Two Million Nine Hundred Seven Thousand Three Hundred Twenty Dollars ($2,907,320.00) in either (i) cash or (ii) an unconditional, clean, irrevocable “evergreen” letter of credit, payable on sight, in form and substance satisfactory to Sublandlord and otherwise in accordance with the requirements of Article 23 of the Overlease.   Said Security Deposit shall be proportionately increased in the event Subtenant leases any Storage Space.  Sublandlord hereby approves Silicon Valley Bank, N.A. as the issuer of the letter of credit.   The failure to timely deliver any subsequent or extension letter of credit shall constitute a material default hereunder for which no notice need be given, and for which no grace or cure period need be allowed (notwithstanding anything herein set forth to the contrary) and the letter of credit, then in effect, may be presented for payment and negotiated notwithstanding that no other default may then exist under this Sublease and upon such presentment and negotiation, the default for Subtenant’s failure to so deliver shall be deemed to have been cured.  In the event Subtenant defaults beyond any applicable notice and cure periods herein set forth in respect of any of the terms, provisions, conditions, covenants and obligations of this Sublease, including, but not limited to, the payment of Fixed Rent and Additional Rent, Sublandlord may, without first applying any other security, use, apply or retain the whole or any part of the proceeds of the letter of credit or cash security deposit delivered as security hereunder to the extent required for the payment of any Fixed Rent or Additional Rent or any other sum as to which Subtenant is in default or for any sum which Sublandlord may incur or may be required to incur by reason of Subtenant’s default in respect of any of the terms, provisions, conditions, covenants and obligations on Subtenant’s part to be performed hereunder, including but not limited to, any actual out-of-pocket damages or deficiencies which accrued before or after the commencement of summary proceedings or other re-entry by Sublandlord.    If Subtenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Sublease, the letter of credit or cash security deposit shall be returned to Subtenant after the Expiration Date and after delivery of possession of the Sublease Premises to Sublandlord.  Every cash security deposit or letter of credit deposited with Sublandlord hereunder shall be transferable by its terms to an assignee of Sublandlord’s interests under the Overlease without charge to Sublandlord and without any further responsibility and liability with respect to such security and Subtenant agrees to look solely to such assignee of Sublandlord (who may be an assignee/successor-in-interest, by way of example and not by limitation, as a result of a merger with Sublandlord, as a result of a purchase of substantially all of

Sublandlord’s assets, etc.) for the return of the cash security deposit or letter of credit or the proceeds thereof.  The provisions of the preceding sentence are self-operative without the need for further documentation.  Subtenant shall not assign or encumber or attempt to assign or encumber any cash security deposit or letter of credit or any of the proceeds thereof.

(h)           If Subtenant shall faithfully perform all of the covenants and agreements contained in this Sublease on the part of Subtenant to be performed and provided that there is not an Event of Default under the terms and conditions of this Sublease, the Security Deposit shall be reduced as follows:

(i)                                     to an amount equal to Two Million Four Hundred Ninety-Three Thousand Five Hundred Eighty-Six and No/100 Dollars ($2,493,586.00) upon Subtenant having fully satisfied its obligations set forth in Section III (D) of Exhibit C attached hereto;

(ii)                                  to an amount equal to One Million Eight Hundred Seventy Thousand Three Hundred One Dollars ($1,870,301.00) upon the end of the third Sublease Year (for purposes hereof, the term “Sublease Year” shall refer to the first 12 month period following the Commencement Date hereof and each succeeding 12 month period following such Commencement Date); and

(iii)                               in the event this Sublease is extended as hereinabove provided, to an amount equal to One Million Two Hundred Forty-Six Thousand Seven Hundred Ninety-Three and No/100 Dollars ($1,246,793.00) upon the end of the fifth Sublease Year.

If the Security Deposit is a letter of credit, Subtenant shall, upon thirty (30) days’ prior written notice to Landlord, effectuate a substitution of the then current letter of credit, with a new letter of credit reflecting the applicable reduced amount set forth above, and otherwise subject to all of the terms and conditions set forth in this Section.  If the Security Deposit is in the form of cash, Sublandlord shall, upon thirty (30) days’ prior written request of Subtenant, and provided that there is not an Event of Default under the terms and conditions of this Sublease either at the time of such request or at the time that such reduction is to take effect, refund to Subtenant the applicable difference between the then current amount of the Security Deposit and the reduced amount.

6.  USE OF SUBLEASED PREMISES.  Subtenant shall use the Subleased Premises only for those purposes allowed under the Overlease, and for no other purposes whatsoever.  Sublandlord agrees that Subtenant shall be permitted, subject to Subtenant obtaining all applicable permits and approvals and to Sublandlord’s rights under the Overlease.

7.  CONDITION OF SUBLEASED PREMISES.

(a)           Subtenant represents and warrants that it has made a thorough examination of the Subleased Premises and it is familiar with the condition thereof.  Subtenant acknowledges that it enters into this Sublease without any representation or warranties by Sublandlord or anyone acting or purporting to act on behalf of Sublandlord, as to present or future condition of the Subleased Premises or the appurtenances thereto or any improvements therein or of the Building, except as otherwise expressly set forth herein.  Sublandlord hereby represents that the Subleased Premises shall be in broom clean condition and free of all occupants and from all personalty when delivered to Subtenant.  It is further agreed that, other than the Sublandlord’s Work, Sublandlord has no obligation to perform any work therein or contribute to the cost of any work.

(b)           On or before the date that is three (3) months following the Commencement Date, subject to Sublandlord’s receipt of all necessary approvals, Sublandlord shall substantially complete a demising wall within the Subleased Premises, demising the Subleased Premises from the remainder of the Premises (“Sublandlord’s Work”), provided that Sublandlord shall use commercially reasonable efforts not to materially interfere with the performance by Subtenant of Subtenant’s Work (as hereinafter defined) within the Subleased Premises.

(c)           Subtenant, at its sole cost and expense, in accordance with the attached “Exhibit C”, subject to Subtenant’s receipt of the Subtenant Allowance (as hereinafter defined) and Subtenant’s receipt of all necessary approvals, shall design, perform and complete all other improvements to the Subleased Premises as more particularly set forth in the work letter attached hereto as “Exhibit C” (herein called “Subtenant’s Work”).  Subtenant shall complete all of Subtenant’s Work in good and workmanlike manner, fully paid for and free from liens, in accordance with the plans and specifications approved by Landlord and Sublandlord as provided in “Exhibit C”.  Notwithstanding the fact that the foregoing activities may occur prior to the Rent Commencement Date, Subtenant agrees that all of Subtenant’s obligations provided for in this Sublease shall apply during the period from the Commencement Date to the Rent Commencement Date, with the exception of any obligation to pay Fixed Rent, Expense Adjustment Amounts and the Storage Space Charges.  Notwithstanding the foregoing, Subtenant shall pay to Sublandlord all Utility Charges and Subtenant Surcharges applicable to such period.   Sublandlord shall provide Subtenant with a Subtenant Work Allowance to reimburse Subtenant for all or part of the cost of Subtenant’s Work as more particularly set forth in the attached “Exhibit C”.  Subtenant shall use all commercially reasonable efforts during the performance of Subtenant’s Work to minimize interference with the business operations of other tenants in the Building.

(d)           Subtenant shall, at its sole cost and expense, provide janitorial and cleaning services to the Subleased Premises.

8.  ALTERATIONS.  Other than as expressly set forth herein, Subtenant shall make no alterations, installations, additions or improvements in or to the Subleased Premises

(“Alterations”), without first obtaining Sublandlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.    Notwithstanding the foregoing, all Subtenant Alterations, including Subtenant’s Work, shall be subject to the terms of the Overlease and to the consent of Landlord.

9.  FAILURE OF SUBLANDLORD TO PERFORM OBLIGATIONS.  Subtenant acknowledges and agrees that Sublandlord shall have no obligation to provide any services to the Subleased Premises or to perform the terms, covenants, conditions or obligations contained in the Overlease on the part of Landlord to be performed.  Subtenant agrees to look solely to Landlord for the furnishing of such services and the performance of such terms, covenants, conditions or obligations.  In the event that Landlord shall fail to furnish such services or to perform any of the terms, covenants, conditions or obligations contained in the Overlease on its part to be performed, Sublandlord shall be under no obligation or liability whatsoever to Subtenant for such failure.  In any event, Subtenant shall not be allowed any abatement or diminution of rent under this Sublease because of Landlord’s failure to perform any of its obligations under the Overlease unless Sublandlord is entitled to an abatement under the terms of the Sublease, in which event, Subtenant shall be entitled to a proportionate and equitable abatement.  Sublandlord agrees, however, that in the event that if Landlord shall fail to provide the services or perform the obligations to be provided or performed by it pursuant to the terms of the Overlease, Sublandlord shall, upon written notice from Subtenant, use commercially reasonable efforts to enforce the terms of the Overlease, at Subtenant’s sole cost and expense.  If Landlord shall default in the performance of any of its obligations under the Overlease, Sublandlord shall, upon request and at the expense of Subtenant, timely institute and diligently prosecute any action or proceeding reasonably requested by Subtenant in order to have Landlord comply with any obligation of Landlord under the Overlease or as required by law.   Subtenant shall indemnify and hold harmless Sublandlord from and against any and all costs or claims arising out of or in connection with any such action or proceeding undertaken by Sublandlord on behalf of Subtenant.  Subtenant shall not make any claim against Sublandlord for any damage which may arise, nor shall Subtenant’s obligations hereunder be diminished, by reason of (i) the failure of Landlord to keep, observe or perform any of its obligations pursuant to the Overlease, unless such failure is due to Sublandlord’s default under this Sublease, or (ii) the acts or omissions of Landlord, its agents, contractors, servants, employees, invitees or licensees.  In the event that Sublandlord elects to enforce its rights under the Overlease with respect to the Subleased Premises, Sublandlord shall charge Subtenant for its pro rata share of such costs.  The provisions of this Section 9 shall survive the expiration or earlier termination of the Term hereof.

10.  ACCESS.  Sublandlord and Landlord and their respective agents may, at reasonable times and upon reasonable notice, enter to view the Subleased Premises, and make repairs and alterations as Sublandlord and/or Landlord should elect to do and may show the Subleased Premises to others, before the expiration of the Term; provided, however, that Sublandlord may show the Subleased Premises to prospective tenants only during the last twelve (12) months of the Term; provided, further, at Subtenant’s election, except in cases of emergency, access to the

Subleased Premises shall be in the presence of a representative of Subtenant.  Upon entry by Sublandlord to the Subleased Premises, Sublandlord shall use commercially reasonable efforts to minimize interference with Subtenant’s use and occupancy of the Subleased Premises.

11.  INDEMNIFICATION/INSURANCE.

(a)           Subtenant shall defend, indemnify and hold harmless Sublandlord and its agents, successors and assigns, from and against any and all injury, loss, costs, expenses, liabilities, claims or damage (including attorneys’ fees and disbursements) to any person or property (i) arising from, related to, or in connection with any use or occupancy of the Subleased Premises by Subtenant, (ii) arising from, related to, or in connection with any act or omission (including, without limitation, construction and repair of the Subleased Premises in connection with Subtenant’s Work or subsequent work) of Subtenant, its agents, contractors, employees, customers and invitees, or (iii) which occurs in any part of the Property other than the Subleased Premises and is caused by the negligence or willful misconduct of Subtenant, which indemnity extends to any and all claims arising from any breach or default in the performance of any obligation on Subtenant’s part to be performed under the terms of this Sublease.  This indemnification shall survive the expiration or termination of the Sublease Term.

(b)  Sublandlord shall defend, indemnify and hold Subtenant harmless from and against all claims, causes of action, liabilities, losses, costs and expenses arising from or in connection with any injury or other damage or damages to any person or property resulting from the negligence or willful misconduct of Sublandlord, its agents, contractors, employees, customers and invitees. This indemnification shall survive the expiration or termination of the Sublease Term.

(c)           In no event shall Sublandlord be liable for any consequential damages hereunder nor shall Subtenant be liable for any consequential damages hereunder, except as may result from Subtenant’s failure to timely surrender the Subleased Premises at the expiration or earlier termination of the Term.

(d)           Subtenant shall carry insurance for all personal property and trade fixtures on the Subleased Premises and for all Alterations, including but not limited to Subtenant’s Work,  performed by Subtenant or on its account.  Subtenant shall also carry all insurance as required in the Overlease, naming Sublandlord and Landlord as additional insureds on all policies required thereunder.

(e)           The parties agree that all property insurance carried by either party with respect to the Subleased Premises, whether or not required by this Sublease, shall include a waiver of the subrogation of rights of recovery to the extent such rights have been waived by the insured party prior to the occurrence of loss or injury.  Each party shall be entitled to have duplicates or certificates of any policies containing such provisions.  Each party hereby waives any rights of recovery against the other for loss or injury against which the waiving party is protected by insurance containing provisions denying to the insurer acquisition by subrogation of rights of recovery, reserving, however, any rights with respect to any excess of loss or injury over the amount recovered by such insurance.

12.  ASSIGNMENT AND SUBLETTING.  Subtenant shall not assign, sell, transfer (whether by operation of law or otherwise), pledge, mortgage or otherwise encumber this Sublease or any portion of its interest in the Subleased Premises, nor sublet all or any portion of the Subleased Premises or permit any other person or entity to use or occupy all or any portion of the Subleased Premises, without the prior written consent of Sublandlord (which consent of Sublandlord shall not be unreasonably withheld, conditioned or delayed) and Landlord, and in accordance with the terms of Article 16 of the Overlease.  Notwithstanding the foregoing, the provisions of Section 16.B of the Overlease shall apply to an assignment or sublease by Subtenant to an “Affiliated Transferee” as if such transfer were an assignment or sublease, as applicable, by Sublandlord, as Tenant, under the Overlease.   Notwithstanding anything in the Overlease to the contrary, if Subtenant desires to assign this Sublease or sublet more than sixty-seven percent  (67%) of the Subleased Premises (other than to an Affiliated Transferee), Subtenant shall have the right to notify Sublandlord in writing in advance.   Sublandlord shall have thirty (30) days from the date of receipt of Subtenant’s notice, to elect to recapture the Subleased Premises effective upon the proposed effective date of the sublease or assignment (but not earlier than sixty (60) days following the date of Subtenant’s notice), which election shall be in writing and delivered within said thirty (30) day period.  If Sublandlord does not elect to recapture or fails to notify Subtenant of its election within such thirty day period, upon Subtenant’s receipt of a bona fide offer for an assignment of this Sublease or sublease of more than sixty-seven percent (67%) of the Subleased Premises and the giving of written notice to Sublandlord of such offer and the receipt by Sublandlord of any information related to the proposed sublease or assignment reasonably requested by Sublandlord, Sublandlord shall have five (5) business days in which to either consent to or deny the proposed sublease or assignment.  To the extent not inconsistent with the terms of this Section 12, the terms and provisions of Article 16 of the Overlease shall apply to this Sublease between Subtenant and Sublandlord.

13.  CASUALTY AND CONDEMNATION.  Notwithstanding anything to the contrary contained in this Sublease or in the Overlease, Subtenant shall not have the right to terminate this Sublease as to all or any part of the Subleased Premises, or be entitled to an abatement of Fixed Rent, the Expense Adjustment Amounts, Utility Charges, the Parking Fee, the Storage Space Charges , Subtenant Surcharges, or any other component of Rent or additional rent, by reason of a casualty or condemnation affecting the Subleased Premises unless Sublandlord is entitled to terminate the Overlease or is entitled to a corresponding abatement under the Overlease.  If Sublandlord is entitled to terminate the Overlease for all or any portion of the Subleased Premises by reason of casualty or condemnation, Sublandlord shall notify Subtenant thereof prior to giving any notice to Landlord and Subtenant may terminate this Sublease as to any corresponding part of the Subleased Premises by written notice to Sublandlord given at least five (5) business days prior to the date(s) Sublandlord is required to give notice to Landlord of such termination under the terms of the Overlease.

14.  CONSENTS.  In no event shall Sublandlord be liable for failure to give its consent or approval in any situation where consent or approval has been withheld or refused by Landlord, whether or not such withholding or refusal was proper, provided, however that Sublandlord shall use commercially reasonable efforts to obtain such consents.

15.  CONSENT OF LANDLORD.  (a)  Sublandlord and Subtenant hereby acknowledge and agree that this Sublease is subject to and conditioned upon Sublandlord obtaining the written consent (the “Consent”) of Landlord as provided in the Overlease.  Sublandlord agrees to use commercially reasonable efforts to obtain the Consent.  Promptly following the execution and delivery of this Sublease by Sublandlord and Subtenant, Sublandlord shall submit this Sublease to Landlord.  It is expressly understood and agreed that notwithstanding anything to the contrary contained herein, the Term shall not commence, Subtenant shall not take possession of the Subleased Premises or any part thereof, nor shall Subtenant’s other obligations hereunder begin to accrue, until the Consent has been obtained.  Subtenant hereby agrees that it shall cooperate in good faith with Sublandlord and shall comply with any reasonable requests made of Subtenant by Sublandlord or Landlord in the procurement of the Consent.

(b)           In addition to the Consent, Sublandlord agrees to request from Landlord, and to use commercially reasonable efforts to obtain, at no expense to Sublandlord, a recognition agreement, whereby Landlord agrees to recognize Subtenant upon the terms of this Sublease upon a termination of the Overlease.   Any such recognition agreement, however, shall not be a condition to the commencement of this Sublease and the failure to obtain such recognition agreement shall not give Subtenant the right to terminate this Sublease pursuant to Section 2(a) hereof.

16.  DEFAULTS.  Subtenant covenants and agrees that in the event that it shall default in the performance of any of the terms, covenants and conditions of this Sublease beyond any applicable notice, grace or cure periods or of the Overlease as incorporated herein (collectively, an “Event of Default”), Sublandlord shall have the right to (i) any and all remedies reserved by Landlord under the Overlease, which are incorporated herein and made a part hereof, with the same force and effect as if herein specifically set forth in full, and (ii) any and all other rights and remedies available to Sublandlord at law and in equity.

17.  NOTICE.  Whenever, by the terms of this Sublease, any notice, demand, request, approval, consent or other communication (each of which shall be referred to as a “notice”) shall or may be given either to Sublandlord or to Subtenant, such notice shall be in writing and shall be sent by nationally recognized overnight courier providing for receipted delivery, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows (or to such other address or addresses as may from time to time hereafter be designated by Sublandlord or Subtenant, as the case may be, by like notice):

(a)                                  If intended for Sublandlord, to:

Archemix Corp.
300 Third Street
Cambridge, Massachusetts 02142

Attn:  Chief Financial Officer

and to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA  02111
Attention:  Stuart A. Offner, Esq.

(b)                                 If intended for Subtenant, to:

Momenta Pharmaceuticals, Inc.
675 West Kendall Street
Cambridge, MA 02142
Attention:  Richard P. Shea, CFO

and to:

Foley Hoag LLP
155 Seaport Boulevard
Boston, MA 02210
Attn:  Real Estate Department

All such notices shall be deemed to have been served on the date of actual receipt (in the case of hand delivery), or one (1) business day after such notice shall have been deposited with a nationally recognized overnight courier, or three (3) business days after such notice shall have been deposited in the United States mails within the continental United States (in the case of mailing by registered or certified mail as aforesaid).

18.  SURRENDER OF SUBLEASED PREMISES.  Subtenant shall at the expiration or other termination of this Sublease remove all Subtenant’s goods and effects from the Subleased Premises.   Subtenant shall deliver to Sublandlord the Subleased Premises and all keys, locks thereto, and other fixtures connected therewith and all alterations and additions made to or upon the Subleased Premises, except those alterations and additions that may be required by Landlord or Sublandlord to be removed, in good order and condition, normal wear and tear and damage by fire or other casualty not caused by Subtenant excepted; provided, however, Sublandlord agrees that Subtenant shall have no obligation to remove any alterations or additions if, with respect to any given alteration or addition, Subtenant previously requested in writing a written waiver of such obligation by Sublandlord and Landlord and Sublandlord and Landlord have delivered such written waiver to Subtenant.  In addition, if Subtenant fails to surrender the Subleased Premises in the condition required hereunder, Sublandlord shall have the right to cause the Subleased Premises to be restored to such condition and charge the cost thereof to Subtenant.  In the event of Subtenant’s failure to remove any of Subtenant’s property from the Subleased Premises, Sublandlord and Landlord are hereby authorized, without liability to Subtenant for loss or damage thereto, and at the sole risk of Subtenant, to remove and store any of the property at Subtenant’s expense, or to retain same under Sublandlord’s or Landlord’s control or to sell at public or private sale, without notice any or all of the property not so removed and to apply the net proceeds of such sale to the payment of any sum due hereunder, or to destroy such property.

19.  BROKER.  Subtenant represents and warrants to Sublandlord that Subtenant has not dealt, either directly or indirectly, with any broker in connection with this Sublease, or the sub-subletting of the Subleased Premises to Subtenant, other than CB Richard Ellis and GVA Thompson Doyle Hennessy & Stevens (the “Brokers”) and Sublandlord shall be solely responsible for all fees of the Brokers.  Subtenant shall indemnify Sublandlord from and against any and all loss, costs and expenses, including reasonable attorney’s fees, incurred by Sublandlord, resulting from a breach of such representation and warranty.  Sublandlord represents and warrants to Subtenant that Sublandlord has not dealt, either directly or indirectly, with any broker in connection with this Sublease, or the sub-subletting of the Subleased Premises to Subtenant, other than the Brokers.  Sublandlord shall indemnify Subtenant from and against any and all loss, cost and expenses, including reasonable attorneys’ fees, incurred by Subtenant, resulting from a breach of such representation and warranty.

20.  COUNTERPARTS.   This Sublease may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.  PARKING.  Subject to the terms of Article 26 of the Overlease, Sublandlord shall provide Subtenant with, and Subtenant shall lease from Sublandlord, twenty-four (24) of the parking spaces allocated to Sublandlord under the Overlease, which parking spaces shall be on an unassigned, unreserved basis, at the fair market parking rates as established by Landlord from time to time (the “Parking Fee”), which Parking Fee shall be paid by Subtenant at the same time and in the same manner as Subtenant’s monthly payments of Fixed Rent.

22.  ROOF RIGHTS.   If Subtenant desires to locate telecommunications equipment, an emergency generator and/or HVAC equipment on the roof of the Building (collectively “Roof Rights”), Subtenant shall notify Sublandlord in writing thereof and Sublandlord shall cooperate with Subtenant and use commercially reasonable efforts to obtain same from Landlord on Subtenant’s behalf, at Subtenant’s expense.  Subtenant shall be responsible for any and all Additional Rent charged by Landlord applicable to any Roof Rights.  Any Roof Rights shall be subject to Subtenant securing of all necessary permits and approvals and the terms of the Overlease.   Notwithstanding the foregoing, the securing of such Roof Rights by Sublandlord shall not be a condition to the effectiveness of this Sublease.

23. LOADING DOCK.  Subtenant shall have the non-exclusive right to utilize the loading dock and freight elevator as Sublandlord on the same terms and conditions as set forth in Article 7(B) of the Overlease.

24. SIGNAGE.  Subtenant shall have the right, at Subtenant’s expense, to install (i) Subtenant’s identification signage, including its name and logo, in the second floor elevator lobby, and (ii) building standard signage in the first floor lobby, provided that such signage is coordinated with Landlord, consistent with other signage in the Building and in compliance with all applicable laws.

25.  LIMITATION OF ESTATE.  Subtenant’s estate shall in all respects be limited to, and be construed in a fashion consistent with, the estate granted to Sublandlord by Landlord.  From and after the Commencement Date, Subtenant shall stand in the place of Sublandlord and shall defend, indemnify and hold Sublandlord harmless with respect to all covenants, warranties, and obligations of Subtenant hereunder.  In the event Sublandlord is prevented from performing any of its obligations under this Sublease by a breach by Landlord of a term of the Overlease, then, except as otherwise expressly agreed to herein, Sublandlord’s sole obligation in regard to its obligation under this Sublease shall be to use reasonable efforts in diligently pursuing the correction or cure by Landlord of Landlord’s breach under the Overlease.

26.    ENTIRE AGREEMENT.  It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Sublease, and this Sublease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Sublandlord to Subtenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Sublease.  This Sublease and any exhibits and schedules attached hereto contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Subleased Premises and shall be considered to be the only agreements between the parties hereto and their representatives and agents.  None of the terms, covenants, conditions or provisions of this Sublease can be modified, deleted or added to except in a writing signed by the parties hereto which is consented to by Landlord.  All negotiations and oral agreements acceptable to both parties have been merged into and are included herein.  There are no representations or warranties between the parties, except any express representations and agreements contained in this Sublease.

27.           NOTICE OF SUBLEASE.  At the request of either party, Sublandlord and Subtenant will execute and record a notice of sublease pursuant to M.G.L. c.183, § 4.

IN WITNESS WHEREOF, Sublandlord and Subtenant herein have duly executed this instrument on the day and year first above written.

SUBLANDLORD:	ARCHEMIX CORP.

	By:	/s/ Gregg Beloff
	Title:	CFO, VP, Secretary
Duly authorized

SUBTENANT:	MOMENTA PHARMACEUTICALS, INC.

	By:	/s/ Richard P. Shea
Richard P. Shea, its Chief Financial Officer and Treasurer, duly authorized

EXHIBIT A

OVERLEASE

Note: Momenta Pharmaceuticals, Inc. is not a party to this Exhibit A. Pursuant to Item 601 of Regulation S-K, such exhibit is not being filed herewith.

EXHIBIT B

SUBLEASED PREMISES

Shafts
Common Facilities
Archemix
11,074 sq ft
Momenta
22,364 sq ft
Common Corridor
Common Corridor

300 Third Street • Second Floor • 33,437 RSF

EXHIBIT C

300 Third Street – Subtenant’s Work

Work Letter for Subtenant Work

I.              PLANS, WORKING DRAWINGS AND SPECIFICATIONS

A.            Sublandlord hereby approves the selection of Subtenant’s registered professional architect, Olson Lewis Dioli & Doktor (“Subtenant’s Architect”) to prepare the documents described herein, at Subtenant’s expense.  Subtenant shall require Subtenant’s Architect to conditionally grant full rights for Sublandlord’s use of such documents in the event of a Subtenant default under the Sublease.   In connection therewith, all mechanical, electrical, plumbing and fire protection engineering and all structural engineering (if any) shall be performed at Subtenant’s sole expense, by a competent and qualified engineer reasonably acceptable to Sublandlord and Landlord. (“Subtenant’s Engineering Consultants”).  Subtenant’s Architect shall coordinate all work by Subtenant’s Engineering Consultants such that the Plans and the Working Drawings (both defined below) are a seamless set of design and construction documents issued by Subtenant’s Architect.  Subtenant shall have the right to substitute another competent and qualified professional architect for the above-reference architect, which such substitute architect shall be reasonably acceptable to Sublandlord and Landlord, and following such substitution, the substitute architect shall be “Subtenant’s Architect”.

B.            No later than October 31, 2006, Subtenant shall endeavor to submit to Sublandlord and Landlord its plans (the “Plans”), substantially complete in all respects for the Subleased Premises consisting of one (1) set of reproducibles and two (2) sets of prints illustrating the work proposed to be done by Subtenant (as approved by Sublandlord, the “Subtenant’s Work”).   The Plans shall include, but not be limited to:

1       Partition layout and door locations,

2.      Power and telephone outlet plans,

3.      Preliminary furniture and equipment layouts,

4.      Finishes schedule,

5.      Reflected ceiling plan including the location of the ceiling grid, light fixtures, HVAC supply diffusers and return air grilles, sprinkler heads, smoke and fire detectors, exit signs, speakers and all other items as needed for proper engineering of the Subleased Premises,

6.      Wall elevations, sections and details including direct entrances from public areas into the Subleased Premises,

7.      Subtenant’s complete electrical, HVAC, mechanical and plumbing design criteria including single-line drawings as appropriate, locations of special HVAC and electrical apparatus, a preliminary electrical load summary,  special heating, ventilating and air conditioning equipment as needed, concentrated file and / or library structural loads and any other equipment or systems which may require modification of the structural, mechanical, fire protection, plumbing, electrical or life safety components of the building,

8.      Specific identification of work items and equipment which require long-lead delivery times in order to achieve completion of Subtenant’s Work without delay.

The Plans shall be fully coordinated with Exhibit B to the Overlease, and shall comply with all applicable governmental laws, ordinances, building codes, orders, regulations and restrictions and property insurance requirements.

C.         Sublandlord and Landlord shall review same for compatibility with Base Building systems or as otherwise provided in Exhibit B to the Overlease, and provide to Subtenant a letter of comments.    If either Sublandlord or Landlord observes discrepancies with such, Sublandlord shall so notify Subtenant who shall promptly correct the Plans to bring same into compliance and resubmit to Sublandlord and Landlord for review.  Upon receiving approval from the Sublandlord and Landlord the Subtenant will be allowed to use the Plans to apply for the building permit (but Sublandlord makes no representation that said building permit may be issued on this basis).

D.         Based upon and not later than 30 days following Sublandlord’s and Landlord’s initial response to Subtenant’s Plans submission, Subtenant shall endeavor to prepare and submit to Sublandlord the architectural, HVAC, mechanical, electrical, plumbing and all other construction drawings and specifications (the “Working Drawings”) necessary to perform all of Subtenant’s Work.

E.         Sublandlord and Landlord shall review same for substantial consistency with the approved Plans and shall, in writing, approve portions of the Working Drawings which reasonably conform to the Plans and disapprove those portions which do not so conform, specifying the reasons for such disapproval.   Subtenant shall, at its sole expense, promptly correct the Working Drawings to conform to the approved Plans and resubmit to Sublandlord and Landlord for review and approval.  Following Subtenant’s resubmission of the Working Drawings to Sublandlord and Landlord, Sublandlord shall notify Subtenant in writing that either, (a) Landlord and Sublandlord approves the Working Drawings, as revised, or (b) Sublandlord and/or Landlord disapproves the Working Drawings, with reasons for such disapproval.  Such process shall continue until Sublandlord and Landlord approve Subtenant’s Working Drawings.

F.       On or before the date which is twenty (20) days prior to Subtenant’s commencement of Subtenant’s Work, Subtenant shall prepare and submit to Sublandlord and Landlord, for each of Sublandlord’s and Landlord’s review and approval:

1.          An itemized statement of Subtenant’s estimate of the Total Cost of Subtenant’s Work, as defined in Section III (A) of this Exhibit C, to prepare the Subleased Premises in accordance with the approved Working Drawings along with any costs needed to modify the Base Building to accommodate Subtenant’s Work (the “Cost Proposal”).  Subtenant’s Cost Proposal shall specifically break-out and itemize the costs attributable to Subtenant’s Work under Section II(B) hereof,

2.         A copy of a building permit issued by the City of Cambridge for Subtenant’s Work proposed to be performed,

3.        The names, and addresses for all contractors which Subtenant proposes to utilize to perform Subtenant’s Work; Subtenant has, with the approval of Sublandlord, designated the Richmond Group, Inc., as its general contractor, provided, that, Subtenant shall have the right to substitute another competent and qualified general contractor reasonably acceptable to Sublandlord and Landlord for the above-reference general contractor.  Sublandlord shall not assess any construction management or review fee in connection with Subtenant’s Work, provided, however, that any construction management or review fee charged by Landlord in connection with Subtenant’s Work shall be deducted from the Subtenant Allowance.

4.        Certificates, issued by insurance companies licensed to do business in Massachusetts, evidencing that worker’s compensation, public liability and builder’s risk property insurance policies are in force and will be maintained by all contractors proposed by Subtenant to perform Subtenant’s Work, with Sublandlord and Landlord named as an additional insureds,

5.        If any penetrations of the roof, or of the exterior skin of the building, is required to complete the Work, evidence of contractors’ qualifications to perform such work with, in each instance, written certification by Subtenant’s contractor or architect, acceptable to Sublandlord and Landlord, that the watertight integrity of the Building will not be compromised upon completion,

6.        A proposed preliminary schedule for the proposed Subtenant’s Work,

7.        Copies of Subtenant’s construction agreements with its contractors for Subtenant’s Work, and

8.        Five (5) sets of the Working Drawings.

G.       In the event that any specific item or any other submittal made pursuant to paragraph I(F) above other than the Cost Proposal under I(F)(1) above, is unsatisfactory to Sublandlord or Landlord because it is not in compliance with this Exhibit C or the requirements of this Sublease or the Overlease, Sublandlord shall provide Subtenant with written notification of same.   Subtenant shall negotiate in good faith with parties responsible for such unsatisfactory portions of the submittal and, failing resolution of the matters in question, shall submit revised submissions for Sublandlord’s and Landlord’s review.   Both Subtenant and Sublandlord shall use diligent efforts to complete this review procedure within twenty (20) business days following Subtenant’s submissions to Sublandlord and Landlord.

H.      Approval by Sublandlord and Landlord of the Plans, the Working Drawings or the Cost Proposal shall not be deemed to mean approval of structural capacity, size of ducts and piping, adequacy of electrical wiring, system equipment capacities or any other technical matter relating to Subtenant’s Work.   Such approvals shall not relieve Subtenant of responsibility for proper design and construction of Subtenant’s Work in compliance with all applicable governmental laws, ordinances, building codes, orders, regulations and restrictions and insurance underwriter requirements.

I.         Subtenant shall, at its sole expense, but subject to reimbursement from the Subtenant Allowance (defined below), retain the services of Subtenant’s Architect and Subtenant’s Engineering Consultants to monitor Subtenant’s Work pursuant to Attachment I hereto.

II.         SUBTENANT’S WORK AND CHANGES IN SUBTENANT’S WORK

A.      Subtenant’s Work.  Subtenant shall be fully responsible for all matters that must be accomplished to substantially complete Subtenant’s Work in accordance with this Exhibit C including, without limitation, filing plans and other pertinent documentation with the proper governmental authorities; obtaining all necessary building permits and occupancy certificates; promptly removing,  any mechanics, materialmen and like liens; supervising all details of Subtenant’s Work; expending funds for overtime labor as needed; paying contractors and subcontractors; maintaining harmonious labor relations between Subtenant contractor’s work trades and those employed by Sublandlord’s contractors and any separate contractors; promptly removing, repairing and /or restoring damaged, lost or destroyed work; removing Subtenant’s contractors’ debris from the building; payment of Subtenant’s Architect and Subtenant’s Engineering Consultants fees, insurance costs, legal and brokerage fees, if any, costs of utilities consumed during the Work, filing and permit fees and the like.

B.            Changes to Subtenant’s Work.    Subtenant may, at Subtenant’s sole responsibility for all costs associated therewith, by written notification to Sublandlord and Landlord, request changes to the approved Plans or to the approved Working Drawings or to Subtenant’s Work already installed (the “Change Proposal”).   Such notification shall be accompanied by a summary of the additional costs, or savings, involved with the proposed change, an estimate of the period of time by which the date of substantial completion of Subtenant’s Work will be affected by the change with a new Cost Proposal.  Sublandlord’s and Landlord’s review and approval of each such Change Proposal shall be conducted pursuant to paragraphs I (G) and I (H).

III.           TOTAL COST AND PAYMENTS

A.    The term “Total Cost”, as used in this Exhibit C, shall mean the sum of all costs included in Subtenant’s Cost Proposal reviewed by Sublandlord and Landlord pursuant to Section I, plus any additional costs due to Change Proposals approved by Sublandlord and Landlord pursuant to paragraph II (B) plus any additional out-of-pocket costs actually incurred by Subtenant to design and construct Subtenant’s Work including, without limitation:

1.               all hard and soft costs of Subtenant’s construction, including the cost of labor and materials and all design, architectural and engineering costs, including Subtenant’s Engineering Consultants, the cost of all necessary governmental approvals;

2.               permits and fees as required by governmental authorities having jurisdiction over Subtenant’s Work,

3.               insurance premiums for liability, worker compensation and property damage coverages, architects and engineers fees as required to prepare the Plans and the Working Drawings and monitor the Subtenant’s Work, including tasks listed in paragraph I,

4.               expenses of on-site, and off-site, material inspections and tests.

B.          Sublandlord shall provide Subtenant with an allowance of up to one hundred thirty dollars ($130.00) per square foot (up to Two Million Nine Hundred Seven Thousand Three Hundred Twenty Dollars ($2,907,320.00)) of rentable area of the Subleased Premises (“Subtenant Allowance”) toward the Total Cost of Subtenant’s Work.

C.         Periodically, but not more often than monthly, Subtenant shall prepare and submit to Sublandlord and Landlord, certified by Subtenant’s Architect, a cost summary of all costs incurred by Subtenant during the preceding month to prepare the Subleased Premises for occupancy pursuant to the approved Working Drawings, along with a current reconciliation of Subtenant’s Total Cost as outlined in paragraph III (A) and the Subtenant Allowance, as outlined in paragraph III (B), a summary of monies spent to-date and previous payments made, copies of all contractor payment applications, invoices and the like received by Subtenant, retainage amounts withheld, lien waivers from all contractors providing labor, materials or services for Subtenant’s Work and any further cost backup information as Sublandlord or Landlord may request.  Within sixty (60) days following Subtenant’s full compliance with its obligations set forth in this paragraph III (C), Sublandlord shall pay to Subtenant, or, at Sublandlord’s election, to the relevant contractor(s) if Subtenant shall not have already paid the same:  (i) the amount requested by Subtenant in such summary of costs, provided that the aggregate amount requested is not less than $50,000.00 (except with regard to the final advance), and provided that the final advance shall be subject to Subtenant’s compliance with all of the provisions of paragraph III (D) below.  Upon completion of Subtenant’s Work, if Subtenant’s Total Costs are less than the Subtenant Allowance, any unused Subtenant Allowance shall not be available for use by Tenant as a rent credit, and shall be automatically forfeited as to any amount of such allowance not properly requested by Tenant in accordance with the terms and conditions set forth herein.   Subtenant shall be solely responsible for any amount of Subtenant’s Total Costs which exceeds the Subtenant Allowance.

D.            Upon completion of Subtenant’s Work, Subtenant shall provide to each of Sublandlord and Landlord the following:

1.                                       a certificate of Subtenant’s Architect that Subtenant’s Work has been substantially completed in accordance with the Working Drawings approved by Sublandlord and Landlord;

2.                                       evidence reasonably satisfactory to Sublandlord, including without limitation, final lien waivers, that all labor and materials included in Subtenant’s Work have been paid in full;

3.             a certificate of occupancy issued by the City of Cambridge with respect to the Subleased Premises or such other approval permitting Subtenant to occupy the Subleased Premises;

4.             such other documentation, if any, as may be reasonably required by Sublandlord or as may be required by Landlord; and

5.             a Notice of Substantial Completion, prepared by Subtenant pursuant to Massachusetts General Laws, chapter 254, and recorded by Subtenant’s Contractor at Middlesex South Registry.

IV.                SUBTENANT’S AND SUBLANDLORD’S REPRESENTATIVES

A.                                   Subtenant and Sublandlord each hereby designate a sole construction representative with respect to matters set forth in this Exhibit C Work Letter for Subtenant’s Work and such person shall have full authority and responsibility to act on behalf of Subtenant and / or Sublandlord as required herein.

Subtenant’s Construction Representative:     Richard P. Shea or any replacement designated in writing by Subtenant.

Sublandlord’s Construction Representative:   Pat Marolda or any replacement designated in writing by Sublandlord

V.            Sublandlord agrees that with respect to any approval or consent of Sublandlord under this Exhibit C, Sublandlord will not unreasonably withhold, condition or delay such approval or consent.

Attachment 1:       Monitoring of Subtenant’s Work

Attachment 1 to Exhibit C Work Letter for Subtenant Fit Up

Monitoring of Subtenant’s Work

1.             Subtenant’s Architect and Subtenant’s Engineering Consultants responsible for preparing the Working Drawings shall monitor, by regular visits to the building, the progress of the Subtenant’s Work to ensure conformance to the Working Drawings.   A report of each such visit including a listing of all items of unacceptable work observed during such visits, along with copies of all correspondence between Subtenant and Subtenant’s Architect and Subtenant’s Engineering Consultants, shall be submitted to Subtenant’s contractors and to Subtenant, and to Sublandlord’s Representatives and to Landlord.

2.             The appropriate Subtenant’s Architect and/or Subtenant’s Engineering Consultant shall review all contractor shop drawings and submittals pertaining to Subtenant’s Work and require Subtenant’s contractors resubmit same until an approved set is obtained.

3.             The appropriate Subtenant’s Architect and/or Subtenant’s Engineering Consultant shall prepare any clarifying drawings and supplementary information as may be needed to explain the intent of the Working Drawings to Subtenant contractors.

4.             The appropriate Subtenant’s Architect and/or Subtenant’s Engineering Consultant shall review and certify the Subtenant’s contractors’ monthly applications for payment.

5.             Subtenant’s Architect shall certify as to the Date of Substantial Completion of Subtenant’s Work. Within ten (10) business days thereafter, the appropriate Subtenant’s Architect and/or Subtenant’s Engineering Consultant shall prepare, and issue, a comprehensive listing of incomplete and unacceptable items of work (the so-called “punch list”) for approval by Subtenant, Sublandlord and Landlord.  After approval by Subtenant, Sublandlord and Landlord, the appropriate Architect or Engineer shall monitor punch list items until completion which will occur no later than thirty (30) days following Substantial Completion of Subtenant’s Work, or within a reasonable time thereafter if such punchlist items cannot reasonably be completed within such thirty (30) day period.

6.             Following completion of all items contained with the so-called punch list, Subtenant’s Architect shall certify as to the Date of Final Completion of the Subtenant’s Work and issue its Final Certificate For Payment to Subtenant’s contractors.

7.             Subtenant’s Architect shall monitor Contractor’s completion of as-built drawings for the Subtenant’s Work and deliver a reproducible set of same to Subtenant and to Sublandlord with Architect’s Final Certificate for Payment.